                                                                    Exhibit 10.2

                                                                __________, 2005

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           UNDER HOME FEDERAL BANCORP
                         ____________ STOCK OPTION PLAN

            :

         You are hereby granted the option to purchase a total of _________
shares of the Common Stock, without par value ("Common Stock"), of Home Federal
Bancorp (the "Corporation") over the next ten years pursuant to the
Corporation's ___________ Stock Option Plan (the "Plan"), on the following terms and conditions:

         1. The purchase price of the shares of Common Stock subject to this option is $__________ per share. You must pay this purchase price in cash at the time this option is exercised; provided, however, that with the approval of the
Corporation's Stock Option Committee (the "Committee"), you may exercise your option by tendering to the Corporation whole shares of the Corporation's Common
Stock owned by you, or any combination of whole shares of the Corporation's
Common Stock owned by you and cash, having a fair market value equal to the mean between the highest and lowest quoted selling prices for the shares on the date of exercise of the option (or if there were no sales on such date the weighted average of the means between the highest and lowest quoted selling prices on the nearest date before and the nearest date after the date of exercise of the option), as reported in The Wall Street Journal or a similar publication selected by the Committee. To exercise this option, you must send written notice to the Corporation's Secretary at the address noted in Section 10 hereof. Such notice shall state the number of shares in respect of which the option is being exercised, shall identify the option exercised as a non-qualified stock option, and shall be signed by the person or persons so exercising the option. Such notice shall be accompanied by payment of the full cash option price for such shares or, if the Committee has authorized the use of the stock swap feature provided for above, such notice shall be followed as soon as practicable by the delivery of the option price for such shares. Certificates evidencing shares of
Common Stock will not be delivered to you until payment has been made. Under certain circumstances, the Plan permits you to deliver a notice to your broker to deliver the cash to the Corporation upon the receipt of such cash from the sale of the Corporation's Common Stock. Contact the Secretary of the Corporation
for further information about this procedure if you are interested in it.

         2. The term of this option (the "Option Term") shall be for a period of ten years from the date of this letter, subject to earlier termination as provided in paragraphs 3 and 4 hereof. Except as otherwise provided below, the option may be exercised at any time, or from time to time, in whole or in part, until the Option Term expires, but in no case may fewer than 100 such shares be purchased at any one time, except to purchase a residue of fewer than 100 shares.

         3. If you cease to be an employee of the Corporation or any of its subsidiaries for any reason other than retirement, permanent and total disability, or death, this option shall forthwith terminate. If your employment by the Corporation or any of its subsidiaries is terminated by reason of retirement (which means such termination of employment as shall entitle you to early or normal retirement benefits under any then existing pension plan of the
Corporation or one of its subsidiaries), you may exercise this option in whole or in part within three years after such retirement, but not later than the date upon which this option would otherwise expire; provided that if you remain a director or director emeritus of the Corporation, the option may be exercised until the later of three years after such retirement or six months after your service as a director or director emeritus terminates, but not later than the date the option would otherwise expire. If you cease to be an employee of the
Corporation or any of its subsidiaries because of your permanent and total disability, you may exercise this option in whole or in part at any time within one year after such termination of employment by reason of such disability, but no later than the date upon which this option would otherwise expire.

         4. If you die while employed by the Corporation or any of its subsidiaries, within three years after the termination of your employment because of retirement (or if later, six months following your termination of service as a director or director emeritus of the Corporation if you were serving as such at the time of your retirement), or within one year after the termination of your employment because of permanent and total disability, this option may be exercised in whole or in part by your executor, administrator, or estate beneficiaries at any time within one (1) year after the date of your death but not later than the date upon which this option would otherwise expire.

         5. This option is non-transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
It may be exercised only by you, or, if you die, by your executor, administrator, or beneficiaries of your estate who are entitled to your option.

         6. All rights to exercise this option will expire, in any event, ten years from the date of this letter.

         7. Certificates evidencing shares issued upon exercise of this option may bear a legend setting forth among other things such restrictions on the disposition or transfer of the shares of the Corporation as the Corporation may deem consistent with applicable federal and state laws.

         8. Nothing in this option shall restrict the right of the Corporation or its subsidiaries to terminate your employment at any time with or without cause.

         9. This option is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, and to such regulations as may from time to time be adopted by the Corporation's Stock Option Committee.
A copy of the Plan has been furnished to you and an additional copy may be obtained from the Corporation. In the event of any conflict between the provisions of the Plan and the provisions of this letter, the terms, conditions and provisions of the Plan shall control, and this letter shall be deemed to be modified accordingly.

         10. All notices by you to the Corporation and your exercise of the option herein granted, shall be addressed to Home Federal Bancorp, 222 West
Second Street, P.O. Box 648, Seymour, Indiana 47274-0648, Attention: Secretary,
or such other address as the Corporation may, from time to time, specify.

         11. This option may not be exercised until the Corporation has been advised by counsel that all applicable legal requirements have been met.

                                    Very truly yours,

                                    HOME FEDERAL BANCORP

                                    By:

                                             Lawrence E. Welker
                                             Executive Vice President/Chief
                                             Financial Officer

Accepted on the date above written: